EXHIBIT 99.1
Xenonics Closes $2 Million Private Placement
     CARLSBAD, CALIFORNIA — February 7, 2007 — XENONICS HOLDINGS, INC. (AMEX:XNN), a leader in advanced illumination and low-light viewing technologies, announced today that it has closed a private placement with Gemini Master Fund Ltd., San Diego, of 1,000,000 shares of common stock (with A and B warrants) at a price of $2.00 per share for net proceeds of $2,000,000.
     “Response to the recent launch of our SuperVisionTM digital night viewing device has exceeded our expectations, and we are developing potentially significant distribution channels more rapidly than we anticipated,” said Cameron Hopkins, president of Xenonics’ SuperVision division.
     “By increasing our working capital to more than $5,000,000, this transaction positions us to aggressively pursue these growth opportunities,” said Chairman Alan Magerman.
About Xenonics
     Xenonics develops and produces advanced, lightweight and compact ultra-high intensity illumination products for military, law enforcement, public safety, and commercial and private sector applications. Currently, NightHunters are in use by every branch of the U.S. Armed Forces as well as a wide variety of law enforcement and security agencies. Using its breakthrough patented technology, Xenonics provides innovative solutions for customers that demand the ability to see farther so that they can do their job better and safer. Xenonics’ products deliver a quantum leap in performance over other illumination technologies and represent the next generation in small, high intensity, high efficiency illumination systems. Visit Xenonics on the web at www.xenonics.com.
Forward-Looking Statements
     This news release contains forward-looking statements that reflect our management’s current views about future events and financial performance. Forward-looking statements often contain words such as “expects,” “anticipates,” “intends,” “believes” or “will.” Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, the adverse effect of competition, delays in the production or shipment of our products and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-KSB and quarterly report on Form 10-QSB. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.
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Xenonics, Inc. 2236 Rutherford Road Suite 123 Carlsbad, CA 92008
phone: (760) 438 4004 fax: (760) 438 1184 xenonics@xenonics.com www.xenonics.com